Exhibit 99.1

CONSENT OF AUSTIN ASSOCIATES, LLC

We hereby consent to the use of our fairness opinion included as Appendix B to the Proxy Statement/Prospectus included in the Registration Statement on Form S-4 relating to the proposed merger of Great Lakes Financial Resources, Inc. with and into First Midwest Bancorp, Inc. and to the reference to our firm’s name under the captions “Summary”, “Great Lakes’ Reasons for the Merger”, “Risk Factors”, “Background of the Merger”, “Great Lakes’ Reasons for the Merger and Recommendations of the Board of Great Lakes”, and “Opinion of Great Lakes’ Financial Advisor” in such Proxy Statement/Prospectus.  In giving such consent, we do not admit and we disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Austin Associates, LLC

/s/ Austin Associates, LLC